EXHIBIT 4.10

                SEVENTH AMENDMENT TO TERM LOAN AGREEMENT

    This Amendment is made as of this 15th day of March, 1996, by and between INTER-REGIONAL FINANCIAL GROUP, INC., a Delaware corporation (the "Borrower") and NORWEST BANK MINNESOTA, NATIONAL
ASSOCIATION, a national banking association (the "Bank").

    The Borrower and the Bank have entered into a Term Loan Agreement dated as of October 16, 1992, as amended by a First Amendment to Term Loan Agreement dated as of March 12, 1993, a Second Amendment to Term Loan Agreement dated as of June 23, 1993, a Third Amendment to Term Loan Agreement dated as of November 30, 1993, a Fourth Amendment to Term Loan Agreement dated as of June 27, 1994, a Fifth Amendment to Term Loan Agreement dated as of September 30, 1994, and a Sixth Amendment to Term Loan Agreement dated as of June 29, 1995 (as amended, the "Loan Agreement"), pursuant to which the Bank made the Term Loan to the Borrower subject to the terms and conditions set forth in the Loan Agreement.

    The Term Loan made by the Bank to the Borrower under the Loan
Agreement is  evidenced by  the Term  Note of  the Borrower dated
October 16, 1992, payable to the order of the Bank in the original principal of $2,000,000 (the "Term Note").

    The Borrower has requested that the Bank amend certain provisions of the Loan Agreement and the Bank is willing to do so pursuant to the terms and conditions set forth in this Agreement.

    ACCORDINGLY, the parties hereto agree as follows:

    1. All capitalized terms used in this Amendment, unless specifically defined herein, shall have the meanings given to such terms in the Loan Agreement.

    2. Section 6.03(c) of the Loan Agreement is hereby amended by deleting existing Section 6.03(c) in its entirety and by substituting therefor the following new Section 6.03(c):

      "(c) in addition to any guaranties set forth in Exhibit D, guaranties by the Borrower of indebtedness (including capitalized lease obligations) and operating leases of the Subsidiaries (other than the guaranties permitted by Sections 6.03(d) and 6.03(e)); provided that the sum of the aggregate principal amount of indebtedness guaranteed plus the aggregate amount of all payments under operating leases guaranteed under this clause shall not exceed $6,000,000;"

    3. The Borrower hereby represents and warrants to the Bank that:

          (a) The Borrower has all requisite power and authority, corporate or otherwise, to conduct its business, to own its properties and to execute and deliver this Amendment and perform all of its obligations under the Loan Agreement, as amended by this Amendment, and under the Term Note.

          (b) The execution, delivery and performance by the Borrower of its obligations under the Loan Agreement, as amended by this Amendment, and under the Term Note have been duly authorized by all necessary corporate action on the part of the Borrower and do not and will not (1) require any consent or approval of the stockholders of the Borrower, or any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (2) violate any provision of any law, rule or regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System) or of any order, writ, injunction or decree presently in effect having applicability to the Borrower or of the Certificate of Incorporation or Bylaws of the Borrower, (3) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Borrower is a party or by which the Borrower or its properties may be bound or affected, or (4) result in, or require, the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance of any nature upon or with respect to any of the properties now owned or hereafter acquired by the Borrower.

          (c) The Loan Agreement, as amended by this Amendment, and the Term Note constitute the legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms.

          (d) All of the representations and warranties contained in Article IV of the Loan Agreement are correct on and as of the date hereof, except to the extent that such representations and warranties relate solely to an earlier date.

    4. On the date this Amendment becomes effective, all references in the Loan Agreement to "this Agreement" and all references in the Term Note to the "Term Loan Agreement" shall be deemed to refer to the Loan Agreement as amended by this Amendment.

    5. Except as explicitly amended by this Amendment, all of the original terms and conditions of the Loan Agreement and the Term Note shall remain in full force and effect.

    6. The Borrower hereby agrees to pay all reasonable fees and disbursements of counsel to the Bank for the services performed by such counsel in connection with the preparation of this Amendment and any documents or instruments incidental thereto.

    7.  This  Amendment   may  be   executed  in  any  number  of
counterparts, each of which shall be deemed to be an original and all such counterparts, taken together, shall constitute but one and the same instrument.

    IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.


INTER-REGIONAL FINANCIAL GROUP, INC.

By   Louis C. Fornetti
     ----------------------------
     Louis C. Fornetti

Its  EVP and CFO

NORWEST BANK MINNESOTA, NATIONAL ASSOCIATION

By   Edward Meyer, Jr.
     -----------------------------
     Edward Meyer, Jr.

Its  Vice President